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                                                                  Exhibit 99

FOR IMMEDIATE RELEASE                                      RELEASE #980812RX


Contact: Don Steinhilber, Vice President and Chief Financial Officer,
         (219)658-4191

                 CTB INTERNATIONAL CORP. TO ACQUIRE ROXELL N.V.

MILFORD, Ind., August 12, 1998 - CTB International Corp. (NASDAQ: CTBC) today announced that it has signed a letter of intent to acquire Roxell N.V. of Maldegem, Belgium. Roxell is a leading manufacturer of automated feeding and watering systems as well as feed storage facilities for the poultry and swine production industries.

The purchase price of 1.43 billion Belgian francs, approximately $39 million, will be paid in cash and will be financed through additional borrowings. The acquisition is subject to completion of a definitive agreement and other customary conditions, including approval of CTB's board of directors and Roxell's shareholders, and is expected to close within the next two months.

Roxell recorded sales of $40.6 million and net income of $2.5 million in the fiscal year ended October 31, 1997, based on a current exchange rate of 36.7 Belgian francs to the U.S. dollar. This acquisition is expected to be modestly accretive to CTB's earnings in 1999 despite the borrowing cost, amortization of goodwill and other effects of purchase accounting associated with the acquisition, and is anticipated to contribute more significantly to earnings growth in the future as synergies are more fully realized.

CTB was founded by Howard Brembeck in 1952, and a predecessor company of Roxell was founded by Howard Brembeck and Forrest Ramser in 1967. The companies have operated separately since 1985.

Chris Chocola, president and chief executive officer of CTB, said, "CTB's renewed relationship with Roxell strengthens both companies' global presence and results in a clear market leader in the poultry and swine equipment industries worldwide."

"By reuniting these companies, we are forming a partnership linked not only by our roots, but by a mutual focus on product innovation and distribution networks that are unparalleled within the industry as well as complementary geographic coverage and individual expertise," Chocola said. "It is hard to imagine a better opportunity to advance our overall strategy of providing our customers the most complete, highest-value package of products available in the world and to lead the consolidation within the industry worldwide."


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Under the terms of the proposed transaction, Roxell will continue to operate under the leadership of Gerard van Rooijen, managing director, and Roxell's management team. No immediate changes in operations are planned. "As an autonomous subsidiary of CTB, Roxell will be able to offer its customers the best of both worlds," mentions Gerard van Rooijen. "We will continue to spearhead our mission: the best feeding and drinking systems for poultry and pigs, but will also benefit from belonging to the market leader in our sector creating synergies with our new partners."

CTB International Corp., based in Milford, Indiana, is a leading manufacturer and marketer of automated feeding, watering, heating, and ventilation systems; commercial egg laying and handling systems; and feed and grain storage bins as well as grain handling equipment. The company serves the poultry, swine, egg production and grain industries. It operates from U.S. operations in Indiana, Alabama, and Missouri and has facilities in Europe and Latin America.

This document contains certain statements regarding the future, including, without limitation, the potential effects of the above-referenced transaction, and involves certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. Actual results may differ materially from those projected in forward-looking statements. Please refer to the Company's Securities and Exchange Commission filings, including, but not limited to, the Company's Form 10-K filing, where specific risk factors that could cause actual results to differ materially from the forward-looking statements made in this news release are identified.

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